Exhibit 99.1

Opening doors to the future
Press Release

For Immediate Release	Contact: Larry Thede	Email: ir@udr.com
NYSE Trading Symbol: UDR	Phone: 720.283.2450	Web: www.udr.com
UDR ANNOUNCES FOURTH QUARTER 2007 RESULTS
NAMES DENVER NEW CORPORATE HEADQUARTERS
•	Recorded quarterly FFO of $0.43 before a one-time realignment charge of $0.025.

•	Registered total monthly income per home of $1,163.

•	Achieved 8.0% same-community net operating income growth.

•	Realized 69.8% same-community operating margin.
DENVER, CO (January 29, 2008) UDR, Inc. (NYSE: UDR) today reported Funds From Operations (“FFO”) of $58.3 million for the quarter ended December 31, 2007, versus $63.3 million for the same period a year ago. The results produced FFO of $0.40 per share (diluted), compared to FFO of $0.42 per share (diluted) for the same period a year ago. 2007 fourth quarter results include a one-time realignment charge of $3.6 million, or $0.025 per share.
“Fourth quarter property operating performance was outstanding with 8.0% growth in same-community net operating income and an operating margin of almost 70%, the highest level we have achieved,” stated Thomas W. Toomey, President and Chief Executive Officer. “Our same-store results reflect UDR’s transformed portfolio, consistent with today’s announced sale of 25,684 homes for $1.7 billion. The sale dramatically accelerates our portfolio transformation and affords greater growth potential. I believe we are entering 2008 with positive momentum and am confident that this will be a great year for UDR.”
Headquarters Location, Realignment Charge
The Company’s executive offices have been located in Denver, Colorado since 2001. Today it announced that it is establishing Denver as its corporate headquarters and is realigning resources to improve efficiencies. A charge of $3.6 million was recorded in the fourth quarter for severance payments, relocation expenses, and other related costs.
“The realignment charge is the result of a corporate-wide review to optimize our organization,” stated Mr. Toomey. “The changes we are making will improve efficiency and centralize job functions in fewer locations. We expect to realize savings from overhead reductions, improved efficiencies, and process improvements.”

Portfolio Operating Performance and Same-community Results
Fourth Quarter 2007 vs. Fourth Quarter 2006

				% of Same-	Total
	Revenue	Expense	NOI	community	Community
Region	Growth	Growth	Growth	Portfolio (1)	Homes (2)
Western	6.2%	3.0%	7.6%	49.3%	13,064
Mid-Atlantic	4.8%	-1.8%	7.7%	24.5%	8,181
Southeastern	1.4%	-9.2%	7.9%	23.1%	9,228
Southwestern	5.9%	-12.0%	15.4%	3.1%	1,469

Total	4.7%	-2.2%	8.0%	100.0%	31,942

(1)	Based on YTD 2007 NOI

(2)	During the fourth quarter, 31,942 apartment homes, or 48% of total apartment homes, were classified as same-community. On January 29, 2008 the Company announced that it has entered into a definitive agreement to sell 25,684 apartment homes. These homes were classified in discontinued operations for the fourth quarter, 2007. The Company defines same-community as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.
Same-community Results
($ in thousands, except rents & fees and total income per occupied home)

	4th Qtr ’07	4th Qtr ’06	% Change
Rent and other income	$106,450	$102,681	3.7%
Concessions	775	1,512	-48.7%
Bad debt	463	666	-30.5%

Total income	105,212	100,503	4.7%
Expenses	31,739	32,464	-2.2%

Net operating income	73,473	68,039	8.0%

Total income per occupied home	$1,163	$1,110	4.8%
Rents & fees per occupied home	1,112	1,065	4.4%
Average physical occupancy	94.4%	94.5%	-10 bps
Operating margin	69.8%	67.7%	210 bps
Resident credit loss, % of effective rent	0.4%	0.7%	-30 bps
Comparing fourth quarter 2007 to fourth quarter 2006 on a same-community basis, 86% of the mature markets generated positive revenue growth.

Same-community Results, Quarter/Sequential Quarter
($ in thousands, except rents & fees and total income per occupied home)

	4th Qtr ’07	3rd Qtr ’07	% Change
Rent and other income	$106,450	$106,647	-0.2%
Concessions	775	1,237	-37.3%
Bad debt	463	698	-33.7%

Total income	105,212	104,712	0.5%
Expenses	31,739	33,412	-5.0%

Net operating income	73,473	71,300	3.0%

Total income per occupied home	$1,163	$1,150	1.1%
Rents & fees per occupied home	1,112	1,100	1.1%
Average physical occupancy	94.4%	95.0%	-60 bps
Operating margin	69.8%	68.1%	170 bps
Resident credit loss, % of effective rent	0.4%	0.7%	-30 bps
Corporate Strategy
The Company continued to execute on its strategic plan which encompasses the following four strategies:
•	Strengthen the portfolio

•	Create value with RE3

•	Innovate with Operations 2.0

•	Source low cost capital
$1.7 Billion Portfolio Sale announced January 29, 2008
Today the Company announced that it has entered into a contract to sell 25,684 apartment homes in 86 communities for $1.7 billion dollars. The transaction is expected to close on or about March 3, 2008 at which time the Company will receive $1.5 billion in cash and will provide the buyer a note in the principal amount of $200 million. The note matures on the same date as buyer’s senior financing, may be pre-paid 14 months from the date of the note, bears interest at a fixed rate of 7.5% per annum and is secured by a pledge and security agreement and a guarantee. Closing is subject to customary closing conditions. Upon completion of the transaction, the Company will own 40,183 homes in 146 communities.
The portfolio sale dramatically accelerates the Company’s transformation to focus on markets that have the best growth prospects based on favorable job formation and low single-family home affordability. Upon completion of the sale, the Company expects that approximately 90% of its net operating income will be generated from homes located in markets on the Pacific Coast, the Virginia – Washington D.C. corridor and Florida.
The Company believes that average 2008 total monthly income per home for the 40,183 homes it owns upon completion of the sale will exceed $1,200, operating margin will exceed 70 percent, and recurring capital expenditures will be 35 percent less per home than the portfolio being sold when measured as a percent of net operating income. The average age of this remaining portfolio is approximately 15 years.

With this action the Company captures the disparity in value between private and public markets. The Company plans to invest $500 to $600 million of the proceeds in acquisitions, of which $320 million are currently under contract. The Company expects to use $500 to $600 million of proceeds to reduce debt. The $300 to $500 million of remaining cash proceeds and $200 million from the note receivable are expected to be used to fund additional acquisitions, repurchase stock and for a potential special dividend. The Company plans to maintain its current quarterly dividend of $0.33 per share.
The Board of Directors has authorized increasing its share-repurchase program by 15 million shares, effective immediately.  This increase gives the Company the ability to repurchase a total of approximately 22 million shares.
The press release announcing the sale is at the Company’s website, www.udr.com.
Fourth Quarter Results – Execution of Corporate Strategy
Strengthen our Portfolio
The Company is concentrating its apartment communities in markets where job growth expectations are above the national average, home affordability is low, and the demand/supply ratio for multi-family housing is favorable. Fourth quarter activity included the purchase of 772 homes in three apartment communities for $205.5M. These acquisitions included:
•	Sullivan Place, a 498-home community located in Alexandria, Virginia. The Company paid $105.0 million or $210,843 per home for this community which was purchased subject to a 99-year ground lease. The homes were completed in late 2007 and include 10,000 square feet of retail. The homes average 978 square feet and will generate a average monthly income of approximately $1,700 per home at stabilization. This acquisition will make the D.C. Metro area the second largest contributor of NOI within the Company’s portfolio.

•	Tierra del Rey, a 170-home community located in Marina Del Rey, California. The purchase price was $76.5 million or $450,000 per home. The community was completed in 1999 and will receive kitchen and bath upgrades. The property is expected to generate monthly income of approximately $2,500 per home. The Company, in a joint venture with JPI, is developing a 298 apartment home community located within three blocks of this acquisition. Completion is scheduled in the third quarter of 2008.

•	Crest Marin, a 104-home community, located in San Rafael, California. This property was purchased for $24.0 million or $230,769 per home. The homes were completed in 1968 and are located directly adjacent to an existing UDR community. The two communities will be managed together creating greater economies of scale. The homes will be completely renovated with new exterior siding, kitchens, baths, and more. The homes average 883 square feet and will generate an average gross income of approximately $1,800 per home after renovations.
Redevelopment activity is underway at six communities at a budgeted cost of $86.0 million. Annualized fourth quarter net operating income at these communities was $8.9 million. The Company believes post-renovated stabilized annual net operating income at these communities will increase by 91% to a total of $17.1 million.

Create Value with RE3
The Company’s RE3 subsidiary focuses on development, land entitlement and short-term hold investments. Fourth quarter activity included:
•	Acquisition of land in Dallas, Texas, for future development of 465 homes.

•	Completion of a wholly owned, 202-home community in Plano, Texas at a total cost of $18.2M or $90,000 per home. The Company has already executed 160 leases, producing rental revenue exceeding projections.
The Company did not complete any significant RE3 property sales during the quarter.
At December 31, 2007, the Company’s total development pipeline totaled $2.6 billion. Approximately 15 percent of the pipeline is in lease-up, 26 percent is under construction and another 56 percent of the pipeline contains operating properties generating NOI. The Company has discretion to commence development or continue operating those properties depending on market conditions.
Innovate with Operations 2.0
The Company is committed to utilizing technology to increase efficiency, drive profitability and effectively serve customers. Implementation and customization of YieldStar revenue management software was completed during the quarter. Expected benefits include reduced concessions and more effective pricing to optimize revenue in changing market conditions.
In December, the Company’s website ranked number one among its top 14 public and private competitors in an independent analysis of the web sites of the nation’s 15 largest multifamily managers. The analysis was conducted by a well-known, worldwide internet research firm. During the fourth quarter, 50% of visitor traffic was initiated via the internet, up from 36% in the prior year. Utilizing technology in this method helped reduce same-community marketing costs by more than 16% year over year.
Source Low Cost Capital
As announced in November, the Company established a $650-million joint venture with a large domestic institutional partner.   The venture will own a portfolio of 3,690 stabilized homes located in nine multifamily communities in Austin, Dallas and Houston, Texas and another 320 homes currently under development in Dallas.  In addition to this $350-million initial pool of assets, the joint venture contains a $300-million expansion feature for future acquisitions.  The Company realized proceeds of approximately $330 million for the properties and the Company retained a 20% interest in the venture. In addition to the upfront proceeds, the Company has the opportunity for future proceeds after certain IRR hurdles are achieved.
During the quarter, the Company repurchased approximately 1.1 million shares under its share-repurchase authorization at an average price of $21.35 per share. During the fourth quarter and subsequent to year end, the Company executed various swaps to fix LIBOR. Including its pro-rata share of joint venture swaps, the company executed a total of $225 million and fixed LIBOR at an average 2.84% for slightly over two years.

2008 Guidance
The Company believes that financial results for 2008 will be affected by international, national and regional economic trends and events, credit market volatility, the acquisition and/or disposition of apartment communities, portfolio repositioning, financing activities, and other factors. For full year 2008, the Company is estimating same-store revenue growth of 4.0% - 4.5%, expense growth of 3.0% - 3.5% and net operating income growth of 5.0% - 5.5%. The Company intends to provide guidance on expected funds from operations after closing the $1.7 billion portfolio sale which was announced today. The transaction is expected to close on or about March 3, 2008. All guidance is based on the current expectations and judgment of the Company’s management team.
Supplemental Information
The Company offers Supplemental Information that provides details regarding the financial position and operating results of the Company. This Supplemental Information is available on the Company’s website at:
http://www.udr.com/resources/files/Investor_Relations/4Q2007.pdf
Presentation slides containing details of the portfolio sale are available at the Company’s website at www.udr.com.
Conference Call Information
Date: January 30, 2008
Time: 11:00 a.m. Eastern Time
To Participate in the Telephone Conference Call:
Domestic: 800-218-0713
International: 303-205-0066
If you have any questions, please contact:
Gloria Price: 720-283-6132
E-mail: gprice@udr.com
Conference Call Playback can be accessed through February 7, 2008:
Domestic: 800-405-2236
International: 303-590-3000
Passcode: 11107765#
Webcast and Podcast:
The conference call will also be available on UDR’s website at www.udr.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay and downloadable podcast of the call will also be available for 90 days on UDR’s website.
About UDR, Inc.
UDR, Inc. (NYSE:UDR) is a leading multi-family real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2007, UDR owned 65,867 apartment homes and had 6,386 homes under development and another 738 homes under contract for development in its pre-sale program. For over 30 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. An S&P 400 company, UDR is the third largest apartment REIT in the nation. Additional information can be found on the Company’s website at www.udr.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning redevelopment activities, expectations on occupancy levels, expectations concerning the Texas joint venture, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, exceptions on annualized net operating income, expectations concerning closing the $1.7 billion portfolio sale and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2007	2006	2007	2006
Rental income	$124,180	$120,447	$497,474	$463,719

Rental expenses:
Real estate taxes and insurance	13,010	13,769	57,875	55,152
Personnel	10,137	10,745	42,462	41,222
Utilities	6,248	6,256	25,765	24,556
Repair and maintenance	6,654	6,668	27,041	25,852
Administrative and marketing	3,214	3,367	12,894	12,979
Property management	4,958	5,054	20,317	20,265
Other operating expenses	496	331	1,442	1,238

	44,717	46,190	187,796	181,264

Non-property income:
Net gain on the sale of depreciable property to a joint venture	113,799	—	113,799	—
Sale of technology investment	—	—	—	796
Other income	1,844	437	2,720	2,789

	115,643	437	116,519	3,585

Other expenses:
Real estate depreciation and amortization	50,914	44,772	191,342	165,125
Interest	44,018	43,507	174,677	179,074
General and administrative	11,914	10,216	39,566	31,198
Severance costs and other restructuring charges	3,636	—	4,333	—
Other depreciation and amortization	841	627	3,076	2,513

	111,323	99,122	412,994	377,910

Income/(loss) before minority interests and discontinued operations	83,783	(24,428)	13,203	(91,870)
Minority interests of outside partnerships	(40)	(16)	(151)	(103)
Minority interests of unitholders in operating partnerships	(4,367)	1,619	167	6,476

Income/(loss) before discontinued operations, net of minority interests	79,376	(22,825)	13,219	(85,497)
Income from discontinued operations, net of minority interests (A)	24,614	47,885	208,130	214,102

Net income	103,990	25,060	221,349	128,605
Distributions to preferred stockholders — Series B	—	(2,911)	(4,819)	(11,644)
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)	(3,726)	(3,726)
Distributions to preferred stockholders — Series G	(2,253)	—	(5,366)	—
Premium on preferred stock repurchases	—	—	(2,261)	—

Net income available to common stockholders	$100,806	$21,218	$205,177	$113,235

Earnings per weighted average common share — basic:
Income/(loss) from continuing operations available to common stockholders, net of minority interests	$0.57	($0.20)	($0.02)	($0.75)
Income from discontinued operations, net of minority interests	$0.19	$0.36	$1.55	$1.60
Net income available to common stockholders	$0.76	$0.16	$1.53	$0.85

Earnings per weighted average common share — diluted:
Income/(loss) from continuing operations available to common stockholders, net of minority interests	$0.57	($0.20)	($0.02)	($0.75)
Income from discontinued operations, net of minority interests	$0.18	$0.36	$1.55	$1.60
Net income available to common stockholders	$0.75	$0.16	$1.53	$0.85

Common distributions declared per share	$0.3300	$0.3125	$1.3200	$1.2500

Weighted average number of common shares outstanding — basic	132,990	133,931	134,016	133,732
Weighted average number of common shares outstanding — diluted	133,618	133,931	134,016	133,732

(A)	Discontinued operations represents all properties sold since January 1, 2005 and properties that are currently classified as held for disposition at December 31, 2007, except for nine operating properties sold to a joint venture in the fourth quarter of 2007 that have been included in continuing operations in accordance with the provisions of FAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and EITF No. 03-13.

UDR
Funds From Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2007	2006	2007	2006
Net income	$103,990	$25,060	$221,349	$128,605

Continuing Operations:
Distributions to preferred stockholders	(3,184)	(3,842)	(13,911)	(15,370)
Real estate depreciation and amortization	50,914	44,772	191,342	165,125
Minority interests of unitholders in operating partnerships	4,367	(1,619)	(167)	(6,476)
Contribution of unconsolidated joint ventures	808	—	1,784	—
Net gains on the sale of depreciable property to a joint venture	(113,799)	—	(113,799)	—

Discontinued Operations:
Real estate depreciation	13,269	19,556	66,108	78,764
Minority interests	1,416	3,094	11,974	13,836
Net gains on the sale of land and depreciable property	(4,258)	(34,117)	(142,383)	(148,614)
RE3 tax benefits and gain on sales, net of taxes	3,875	9,493	24,913	28,601

Funds from operations (“FFO”) — basic	$57,398	$62,397	$247,210	$244,471

Distribution to preferred stockholders — Series E (Convertible)	931	931	3,726	3,726

Funds from operations — diluted	$58,329	$63,328	$250,936	$248,197

Weighted average number of common shares and OP Units outstanding — basic	140,624	142,489	141,778	142,426
Weighted average number of common shares, OP Units, and common stock equivalents outstanding — diluted	145,489	149,016	146,936	147,981

FFO per common share — basic	$0.41	$0.44	$1.74	$1.72

FFO per common share — diluted	$0.40	$0.42	$1.71	$1.68

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, premiums or original issuance costs associated with preferred stock redemptions, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.
RE3 tax benefits and gain on sales, net of taxes, is defined as net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation. We consider FFO with RE3 gain on sales, net of taxes, to be a meaningful supplemental measure of performance because the short-term use of funds produce profits which differ from the traditional long-term investment in real estate for REITs.

UDR
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
In thousands, except share and per share amounts	2007	2006
ASSETS

Real estate owned:
Real estate held for investment	$4,131,881	$3,853,599
Less: accumulated depreciation	(822,831)	(708,233)

	3,309,050	3,145,366

Real estate under development (net of accumulated depreciation of $963 and $527)	345,037	203,786
Real estate held for disposition (net of accumulated depreciation of $547,965 and $544,967)	926,695	1,217,243

Total real estate owned, net of accumulated depreciation	4,580,782	4,566,395
Cash and cash equivalents	3,219	2,143
Restricted cash	6,295	5,602
Deferred financing costs, net	34,136	34,656
Notes receivable	12,655	10,500
Investment in unconsolidated joint ventures	48,264	5,850
Funds held in escrow from IRC Section 1031 exchanges pending the acquisition of real estate	56,217	—
Other assets	45,428	33,060
Other assets — real estate held for disposition	14,125	17,669

Total assets	$4,801,121	$4,675,875

LIABILITIES AND STOCKHOLDERS’ EQUITY

Secured debt	$955,770	$932,224
Secured debt — real estate held for disposition	182,166	250,695
Unsecured debt	2,364,740	2,155,866
Real estate taxes payable	8,808	12,212
Accrued interest payable	27,999	34,178
Security deposits and prepaid rent	21,897	16,849
Distributions payable	49,152	46,936
Deferred gains on the sale of depreciable property	28,690	—
Accounts payable, accrued expenses, and other liabilities	51,512	52,892
Other liabilities — real estate held for disposition	28,945	29,935

Total liabilities	3,719,679	3,531,787

Minority interests	62,049	88,833

Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
0 shares of 8.60% Series B Cumulative Redeemable issued and outstanding (5,416,009 shares at December 31, 2006)	—	135,400
2,803,812 shares of 8.00% Series E Cumulative Convertible issued and outstanding (2,803,812 shares at December 31, 2006)	46,571	46,571
5,400,000 shares of 6.75% Series G Cumulative Redeemable issued and outstanding (0 shares at December 31, 2006)	135,000	—
Common stock, $0.01 par value; 250,000,000 shares authorized
133,317,706 shares issued and outstanding (135,029,126 shares at December 31, 2006)	1,333	1,350
Additional paid-in capital	1,620,541	1,682,809
Distributions in excess of net income	(783,238)	(810,875)
Accumulated other comprehensive loss, net	(814)	—

Total stockholders’ equity	1,019,393	1,055,255

Total liabilities and stockholders’ equity	$4,801,121	$4,675,875